Exhibit 99.1

Contact: Dean Breda President and CEO 781-622-6700 dean.breda@storagenetworks.com	Scott Dussault Chief Financial Officer 781-622-6700 scott.dussault@storagenetworks.com

STORAGENETWORKS ANNOUNCES INITIAL DISTRIBUTION TO SHAREHOLDERS, FILING OF CERTIFICATE OF DISSOLUTION AND CLOSING OF STOCK TRANSFER BOOKS

October 28, 2003 (Newton, MA)—StorageNetworks, Inc. announced that, in accordance with the plan of complete liquidation and dissolution adopted by its shareholders on October 14, 2003, its Board of Directors had approved an initial liquidation distribution to shareholders of $1.6529 per share in cash. The initial liquidating distribution to stockholders is expected to be made on or about November 3, 2003. StorageNetworks also announced that it had filed a certificate of dissolution with the Delaware Secretary of State in accordance with its plan of liquidation and that, effective as of October 28, 2003, its stock transfer books have been closed and that no stock transfers will be recorded after such date.

Future liquidating distributions, if any, will be made only to stockholders of record at the close of business on October 28, 2003. The timing and amounts of any future distributions will be determined by StorageNetworks’ Board of Directors in accordance with the plan of liquidation. The Company intends to cease filing periodic reports, such as Forms 10-K and 10-Q, with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. The Company intends to continue to disclose material events by filing periodic reports on Form 8-K.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements in this press release regarding the liquidation and dissolution of StorageNetworks, the estimated proceeds available for distribution to stockholders in the liquidation, the expected timetable for completing these transactions, future financial and operating results, and any other statements about StorageNetworks’ future expectations, beliefs, goals, plans or prospects, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact, including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions, should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the following: the amount of any future distribution(s) to stockholders may vary based on many factors, including changes in anticipated amounts required to settle liabilities or of net proceeds from the sale of our assets, the timing of the settlement of liabilities and sale of assets, the incurrence of unanticipated liabilities or expenses and the outcome of pending litigation; the timing of any future distributions to stockholders could be delayed based on many factors, including claims made against us, legal or regulatory requirements or delays in settling liabilities and selling assets; lawsuits in which we are or may become involved could delay our timetable or reduce the cash available for distribution to our stockholders; our stockholders could be liable to our creditors in the event we fail to create an adequate contingency reserve to satisfy claims against us; and the other factors described in StorageNetworks’ Form 10-Q for the quarter ended June 30, 2003. StorageNetworks disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.